Exhibit 99.2

Investment Community Conference Call

Wednesday, August 9, 2006, 4:00 PM Eastern

Operator

Good afternoon, ladies and gentlemen, and welcome to the QuadraMed second quarter investor conference call. Today’s call is being recorded and webcast and replays will be available on the QuadraMed website within 24 hours. All participants will be in a listen-only mode until the question and answer session. Instructions on how to participate in the session will be given at the conclusion of the presentation.

Let me take a moment to reference QuadraMed’s Safe Harbor statement. The presentations made during this conference call contain forward-looking statements by QuadraMed as defined in section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, that are subject to risks and uncertainties. The words believe, expect, anticipate, intend, plan, estimate, may, should, could, and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance, and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission.

At this time I would like to introduce Keith B. Hagen, QuadraMed’s President and Chief Executive Officer. Mr. Hagen, please go ahead.

Keith Hagen - QuadraMed Corp. - President & CEO

Thank you very much, Cynthia. Good afternoon, ladies and gentlemen, and thank you for joining us. With me on the call is QuadraMed’s Chief Financial Officer, Dave Piazza. There are also other members of the management team here who may participate in the Q&A. This quarter I’m going to break with tradition and make my comments first, then I’ll let Dave talk and walk you through the details of our results, after which we’ll take your questions. I’m, of course, very pleased with our Q2 results. Not only did we post very positive numbers across the board, but these numbers are the result of specific operational initiatives that we have put into place. Our Company-wide focus on collections, revenue recognition, sales and expense controls are just a few of the proactive steps we’ve taken to drive positive results. We’ve now shown positive net income for three of the last five quarters. This quarter’s $3.8 million represents the largest net income the Company has seen in a very long time. Revenue of $32 million is at its highest level in the last eight quarters and DSOs of 68 days is the lowest in recent memory. We now have a year-to-date net income of $2 million, despite our legal and severance charges in the first quarter. I’m also very pleased that our facilities director was successful in sub-leasing our San Marcos facility and a portion of the San Rafael building. Our positive cash flow from operations continues to demonstrate our underlying financial strength with a total available cash of over $40 million. Our sales pipeline continues to hover around $200 million. This is the same as it’s been all year. Sales bookings for the first half of 2006 were on plan at $26.4 million. This is substantially flat as expected from the first half of 2005.

I’m pleased to announce the addition of Don Dewey as the Vice President of New Name Enterprise Sales. Don reports to Jim Milligan, our Senior VP of Sales, and Don comes to us after a long and successful career with Siemens and SMS before that. Don has over 40 years of experience in healthcare IT and has a proven track record of selling to large healthcare providers. We have also added a new sales rep in the Chicago area to give ourselves more coverage in that part of the country. Across the business we continue to implement the operationalization of our business strategy and corporate mission. These plans include activities related to our September Users Conference, HIMA in October and HIMSS in February. As I speak with clients, prospects, and industry executives, I continue to get very positive feedback on our strategy around the need of healthcare delivery systems to provide high-quality care, but to also drive that care into positive financial results. As it relates to Q3 of 2006, I want to be sure to point out that we have seen quarter-to-quarter fluctuations in our revenue in previous years, and I expect we will continue to see that in the future. So in summary, we continue to drive financial performance based on implementing operational and strategic initiatives. We are focused on delivering short-term profitability, while investing in efforts to grow revenue over time. We’ve got a great management team and an energized employee base. Certainly complete turnarounds take time, but I believe this quarter’s results show how far we’ve come in just nine months.

I’ll now turn it over to Dave who will discuss in detail the financial results. Dave?

Dave Piazza - QuadraMed Corp. - CFO

Thanks, Keith. Good afternoon, ladies and gentlemen. As you saw from our press release this morning, we reported our second quarter results including revenues of $32 million, income from operations of $3.6 million, net income of $3.8 million and EBITDA of $5.7 million. And for the six months ended we reported revenues of $61 million, income from operations of $1.6 million, net income of $2 million and EBITDA of $5.8 million. You will remember back in the first quarter we recorded approximately $1.1 million of litigation expenses and approximately $300,000 of severance expense, and those are included in the year-to-date figures that I just mentioned. Our revenues of $32 million for the quarter were $3.1 million higher than the $28.9 that we reported during the first quarter, and they were also $1.3 million greater than what we reported in the second quarter of 2005. And it goes without saying that this is the strong quarterly revenue performance. In fact, you have to go all the way back to the first quarter of 2004, where we reported $34.6 million, to find a quarter that was higher. But even that quarter included a $4 million hardware sale to a single customer.

So the success we had this quarter was due to simple blocking and tackling on every account we had scheduled in the backlog. And remember that, approximately two-thirds of our average $30 million per quarter is recurring or renewable revenue, so that means the other one-third has to come from new service contracts, perpetual license contracts and percentage of completion contracts. So during this quarter, we succeeded in completing large pharmacy and HIM contracts, and we also closed out some issues related to two Affinity contracts that had been delayed. In addition, our strong collections efforts that I’ll talk a little bit more about in a few minutes, allowed us to recognize revenues from customers whose revenue was on hold or was on cash basis. So our interdepartmental team has been focused at all levels on resolving issues, completing work on or ahead of schedule, and this quarter’s revenue shows the fruits of that labor. We are very pleased with this quarter’s revenues and we’ll continue to focus on our customer contract implementation on all fronts, but due to the fact that this variable component of our revenue is a function of the nature, timing, quantity, and size of contracts, we believe that future quarterly revenues will be more in line with the average of $29 to $31 million that we’ve been experiencing in the past. And this statement is consistent with what we’ve said on previous conference calls and presentations.

Turning to gross margin, we reported approximately 64% for the quarter and 62% year-to-date. This compares to 60% that we had in the first quarter of this year and 64% that we recorded in second quarter of last year, and this also was in line with our previous comments on gross margins in the low 60% range.

Our operating expenses for the quarter totaled $16.9 million compared to $18.5 million in the second quarter of last year, and compared to $18 million in Q1 of this year, after you remove the effects of the litigation and severance expense that we incurred during that quarter. So as we expected, the effects of the reorganization and other cost-cutting initiatives that we began in late Q1 have begun to be reflected during this current second quarter.

Now we expect these organizational reductions to continue to play out in Q3, although due to the seasonal nature of our business, there are some expense items that may increase in Q3 and Q4. For example, our sales plan is much higher during the second half of the year than in the first half of the year, and so consequently, the commissions expense and sales travel will be proportionally higher as well. Another example would be in the area of marketing and advertising. Costs related to our strategic initiative will be reflected in the later half of the year, as well as the cost of our User’s Conference, where we host up to 500 attendees in a week-long conference. But that aside, I think you can see clearly where our G&A expenses, in particular, have come down from comparable quarters, and that both our sales and marketing and software development expenses continue at a steady rate in support of our ongoing customer needs. Our net income before preferred stock accretion is $3.8 million but if you look to Exhibit 4 of this morning’s press release you will see the calculation of pro forma net income of $4 million. Now this $4 million compares to corresponding pro forma net loss of $400,000 in Q1 and to net income of $1.3 in Q2 of 2005. And, again, the increase this quarter can be attributed to the higher level of revenue, the overall 64% gross margin for that revenue, and the reduced levels of operating expenses that we just talked about.

Now before I turn the call back to the operator, I’d like to make a few comments about our balance sheet and cash flow. We have over $40 million in available cash at June 30th, if you include the $1.3 million we have invested in long-term securities. Now, this compares to $38 million at March 31st and $34 million at year end. And, again, this is all in spite of the fact that we paid out $2 million for the MedCath settlement in May. And our cash flow from operations for the quarter was $4.1 million, and is $9.4 million for the year-to-date. Finally, I’m happy to report that our DSOs have dipped to a low of 68 this quarter, which is down significantly from the 84 we reported at the end of March. This is due to the strong collection efforts we have employed during the last few months and which we expect to continue to employ in the future.

Now I turn the call back to the operator for your questions. Thank you.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Our first question will come from Joe Colquhoun with Avenue Capital.

Joe Colquhoun - Avenue Capital - Analyst

Yes, hi. Congratulations, guys. Great quarter.

Dave Piazza. - QuadraMed Corp. - CFO

Thanks, Joe.

Joe Colquhoun - Avenue Capital - Analyst

Looking at the license revenues, it looked like that it was highest number that we saw on that line since the December of ‘04 quarter. Hopefully this is a — may be you can give us a little insight as to whether this is a trend that we’re going to continue to see because of the quality of the products that you’re rolling out, or is there something different about the license revenue in this quarter? And looking at the license revenue, is it — is that going to create a nice base for future service and maintenance revenues?

Dave Piazza - QuadraMed Corp. - CFO

Joe, this is Dave. The license revenue is where we had the most significant impact of the activities we had during the quarter. The quick answer is that a lot of that license came from the items I mentioned, such as the — as new perpetual contracts being completed, percentage of completion revenue being generated during the quarter, and that type of thing. Although there were some increases in term license revenue, as well, that become part of the recurring revenue base, a lot of what occurred in that line item during the quarter happened in that quarter. And there will be some follow-on to the extent it was related to percentage of completion, because that rolls on from quarter-to-quarter, as well, until those longer term projects are completed, but a lot of is it something that these particular contracts completed this quarter only. And so it’s on to next quarter for more contracts to be completed in a similar fashion.

Joe Colquhoun - Avenue Capital - Analyst

Okay.

Keith Hagen - QuadraMed Corp. - President & CEO

And, Joe, this is Keith, just to put a final point on that. Maybe this goes without saying, but when we sign the contracts we don’t generate any revenues because of revenue recognition so they go into the sales backlog. So the whole effort of our implementation team is to drive that sales backlog into revenue, and we’ve had a lot of initiatives in working with our implementation team and the project managers to really focus on the revenue-driving aspect of implementations, and so that’s part of what we’re seeing.

Joe Colquhoun - Avenue Capital - Analyst

Can you say anything about new contract signings in the quarter? And maybe new customers?

Keith Hagen - QuadraMed Corp. - President & CEO

Yes, the — well, the Wilkes contract that we announced out, that was part of the second quarter sales booking, so I talked about it on the last call since it had just recently happened, and then, it took us a long time to get the press release out about it because we had to get sign-offs and things from that client. So that was clearly a significant second quarter sale. The other sales within the quarter were just a lot of good deals, but we didn’t have any kind of individual deals, other than Wilkes, that were large, like $1 million-type deals. We had a couple of those in the first quarter that I talked about on the last call. In the second quarter, the biggest one was Wilkes, the rest were kind of standard-sized contracts for us.

Joe Colquhoun - Avenue Capital - Analyst

Okay, great. And, Dave, you mentioned the collections and the DSOs coming down. Can you keep them down at this level, or is it something that you think that maybe there’s more to do in terms of generating some more cash from working capital here?

Dave Piazza - QuadraMed Corp. - CFO

Well, at 68, certainly that’s not — that’s not the goal to get us only to that level. We want to continue pushing to bring it down lower than that. I can’t make a prediction as to where that’s going to be at the end of the year right now, but we’re continuing the same types of efforts. Again, similar to the project implementation efforts, we’ve got interdepartmental efforts on collections. It takes in certain cases handholding with the customer by our client managers. It requires, unfortunately in certain cases, some hard line actions by our clients and legal people, but 68 is a long period of time, and I’m not happy with that number.

Joe Colquhoun - Avenue Capital - Analyst

Great. Thank you very much.

Operator

[OPERATOR INSTRUCTIONS] We’ll move on to Steve Weiss with Tempus.

Steve Weiss, Analyst

Hi, guys. I’m formerly with Tempus, not any more. Congratulations on a phenomenal quarter. That’s some of the best news I’ve seen on QuadraMed in the couple years I’ve been following it.

I wonder if you could give us a notion of the dollar effect of the sub-leasing that’s occurred in California. And congratulations on that, too. I know that’s been a —

Dave Piazza - QuadraMed Corp. - CFO

Thanks. In fact, when you see the 10-Q, there’s actually a footnote that describes a little bit more detail about that, but we have two sub-leases. We have the San Rafael former headquarters facility where we sublet about a third of that space for a remaining contract value of about $1 million. And we sublet 100% of our San Marcos facility near San Diego, which was the former home of our financial services division, which we shut down in early 2005, and that lease is also for about $1 million over the remaining term.

Steve Weiss, Analyst

Fantastic. Thank you.

Operator

Our next question comes from Julian Allen with 150 LLC.

Keith Hagen - QuadraMed Corp. - President & CEO

Hi, Julian.

Julian Allen - 150 LLC - Analyst

Hi, good afternoon, guys.

Dave Piazza - QuadraMed Corp. - CFO

Hey, Julian.

Julian Allen - 150 LLC - Analyst

I just have some quick balance sheet questions. The first I think relates to your comments on recognizing revenues for some of the Affinity and pharmacy, but I did want to ask about the — I guess it’s nearly $6 million sequential decline in deferred revenue to about $54.6 million. How much of that decline is related to the issues that you discussed?

Dave Piazza - QuadraMed Corp. - CFO

I can’t tell you exactly how much of the deferred revenues related to that, but certainly some of it would be. To the extent there’s — on a contract, for example, that takes six months to be installed where we got most of the money collected prior to the completion of that six months, in terms of revenue and when that six months is finished and the work is finished and the customer signs off on it, we take 100% of the revenue. However, we may have collected all of the cash up to that point in time, so if that deal were worth $500,000 that’s how the mechanics work through the balance sheet on that. A lot of the other deferred revenue is related to annual maintenance billings that we did in January, so you’re going to start to see the deferred revenue come down on a pro rata basis, because many of those contracts are paid up front, so we collect the cash in the beginning of the year and we amortize over the rest of the year. So there’s several different items at play there, Julian.

Julian Allen - 150 LLC - Analyst

Okay, great. Thank you. Then with respect to other accrued liabilities, my guess is that the MedCath settlement was accrued in that line item?

Dave Piazza - QuadraMed Corp. - CFO

Yes, there was an accrual for that at the end of —

Julian Allen - 150 LLC - Analyst

So that sequential decline of about $6.2 is the MedCath thing?

Dave Piazza. - QuadraMed Corp. - CFO

That’s a significant portion of that, yes.

Julian Allen - 150 LLC - Analyst

Okay. Great.

Operator

Is there anything further, Mr. Allen?

Julian Allen - 150 LLC - Analyst

That’s it. Thank you very much.

Keith Hagen - QuadraMed Corp. - President & CEO

Thanks, Julian.

Operator

[OPERATOR INSTRUCTIONS] And we’ll move on to Adrian Mackay with Freestyle Fund.

Adrian Mackay - Freestyle Fund - Analyst

Yes, a question on a comment that I didn’t follow very well early on in the call. You said something about new signings being $26 million or so, unchanged from earlier in the year?

Keith Hagen - QuadraMed Corp. - President & CEO

Right. Those are our sales bookings number for the first half of the year at $26.4 million.

Adrian Mackay - Freestyle Fund - Analyst

Okay. What does that mean?

Keith Hagen - QuadraMed Corp. - President & CEO

Sure. Sales bookings for us include basically three categories. The first would be the sale of a perpetual license, software license. So, for example, Wilkes is a perpetual software license deal. So that would include the license, the implementation, one year of maintenance, and hardware. That would be all counted as bookings. For a term license, for example, our Quantim suite for our HIM solutions — there’s a fair number of term licenses that we sell there — the sales booking number would equal the full value of the term contract. So if it was three years or one year or two years, it would be the full value. And then the third category would be services. For example, we have some customers that will sign a contract for us for one year of a person’s time, and then we would make a margin off of that and typically put that person on site there. So that would be, also, a sales booking number.

Adrian Mackay - Freestyle Fund - Analyst

And this number was roughly the same this year as compared to last year?

Keith Hagen - QuadraMed Corp. - President & CEO

Substantially, yes.

Adrian Mackay - Freestyle Fund - Analyst

And then you probably know this number because this is on top of what you refer to as your recurring revenue base, is that right? Is there any relationship between the two?

Keith Hagen - QuadraMed Corp. - President & CEO

Well, not exactly. We — our basic business is — about two-thirds of our overall revenue is recurring revenue. That recurring revenue is made up of term licenses, the fees we get each month off of a term license, maintenance revenue from perpetual licenses and the services revenue that I just talked about. So those things kind of go into recurring renewable licenses — or revenue. The other one-third of the revenues comes from the recognition of things like perpetual software licenses. So the sales booking actually will contribute to both the recurring and the non-recurring, so it’s not exactly a straight-forward. It just plugs into one side or the other. It actually contributes to both.

Adrian Mackay - Freestyle Fund - Analyst

But do you use this internally as a measure of how much the business is growing year-on-year? I mean I’m trying to figure out —

Keith Hagen - QuadraMed Corp. - President & CEO

We certainly have to see that sales booking number start to climb before we’re going to see a sustained year-over-year increase in the top-line revenue. Our larger contracts once they’re signed, we recognize the revenue as a percentage complete, and that can take 18 to 36 months to fully recognize the value of a large contract like a Wilkes contract, for example. So we need to see the sales number increasing in order to drive that top-line growth, and then there will be a delay because of the revenue recognition and the size of the project. Now, we have some projects we just implemented some large pharmacy deals in 90 days but those are the exception rather than the rule.

Adrian Mackay - Freestyle Fund - Analyst

Then how — do you typically — would you expect the sales booking number as a percentage of what you refer to as the pipeline to be pretty constant over time?

Keith Hagen - QuadraMed Corp. - President & CEO

Yes, that’s really going to be a function of the quality of the pipeline. We continue to work to improve the quality of the pipeline but, you know, it can be one of two things. Either we have a larger pipeline and our percentage success rate remains the same, or we can drive up the percentage success rate within the same pipeline, and we endeavor to do both.

Adrian Mackay - Freestyle Fund - Analyst

And it would seem like you’re getting something like a 25% conversion rate, if your new signings for the first half are roughly $26 million, annualize that it’s, you know, close to 50 or roughly a quarter of the total pipeline of $200 million?.

Keith Hagen - QuadraMed Corp. - President & CEO

Yes, I guess rough numbers. It’s a little bit difficult. There’s a couple things. One, in a previous call, I had talked about the fact that historically our sales bookings are second-half weighted, and I believe last year we had 40% of the sales in the first half and 60% of the sales bookings in the second half. So that’s one aspect. The other aspect is that we talk about the $200 million pipeline. Internally that’s broken down into various different product lines. Those different product lines have different size deals and have different win rates within those deals, so it just becomes a little more complicated.

Adrian Mackay - Freestyle Fund - Analyst

Okay. How does the pipeline look in terms of larger contracts, like new Affinity deals and things that might meaningfully make a difference over the next six months or a year or so?

Keith Hagen - QuadraMed Corp. - President & CEO

Well, we continue to have Affinity deals that we are actively working. We track the top five or six as an executive team. We get reports on those multiple times a month. So we all participate in those, wherever Jim Milligan needs us to go, so we have deals that we are working. We have RFPs we respond to. We have demos that we’re participating in, and we have a lot of folks that are focused on getting those deals to close. So we have deals that are identified that we believe will either be signed with us or signed with one of our competitors, and unfortunately in some cases, the clients decide to make no decision. And that’s what we spend our sales efforts on the enterprise side working through.

Adrian Mackay - Freestyle Fund - Analyst

Do you think there’s an improved perception amongst your customers or potential customers as to what the overall health of QuadraMed is given the not so pretty recent past?

Keith Hagen - QuadraMed Corp. - President & CEO

I would say that anecdotally, yes, the conversations that I have with people, both current customers, as well as prospects, are all very positive. We spend a lot of time talking about our new Company strategy. Previously the Company really didn’t have a mission that everybody was working toward. The Company was more individual products kind of off doing their own thing. Now we’re working hard to bring it together and really focus everybody on the value that they can get with working with QuadraMed. We’re doing a lot with cross-selling, educating the client base that have different products of the other products that we have, and all of those interactions, all the ones that I’m familiar with have all been very positive.

Adrian Mackay - Freestyle Fund - Analyst

Just on a slightly different note, you said something about there being nonrecurring revenue. It looks like that’s somewhere between $1 and $2 million or so for the quarter. Is that a good working assumption?

Dave Piazza. - QuadraMed Corp. - CFO

I think if you reference back to what we expect our range to be in, which we’ve said is between $29 and $31 million, I think that’s where you’re drawing that conclusion. If you’re doing that simple math, it would be somewhere, you know, between $3 and $2 million, I guess, or $1 million.

Adrian Mackay - Freestyle Fund - Analyst

Okay. Thanks a lot.

Keith Hagen - QuadraMed Corp. - President & CEO

You’re welcome.

Operator

There are no further questions in the queue at this time. Mr. Hagen, I’d like to turn the conference back over to you for any closing remarks, Sir.

Keith Hagen - QuadraMed Corp. - President & CEO

Great. Well, I just want to thank everybody for taking the time to join us on the call today. As I said, we’re very pleased with the results that we were able to post for Q2, and particularly pleased because they’re a result of a lot of hard work by a lot of people. So we’re pleased to be able to report those positive results, and I thank everybody for joining us, and have a great evening.

Operator

This does conclude today’s conference. Thank you so much for your participation.